Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

John Moss

Director of Marketing

717-747-1520

jmoss@peoplesbanknet.com

Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company ANNOUNCE BOARD RETIREMENT

YORK, PA (December 13, 2022) – Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company, a subsidiary of Codorus Valley Bancorp, Inc. (NASDAQ: CVLY) today announced that Jeffrey R. Hines, P.E. has indicated that he will retire from his role as Director of the Boards of both companies effective December 31, 2022. Mr. Hines has served as Director of Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company since November 2011. Previously, Mr. Hines served as President and Chief Executive Officer of The York Water Company.

Mr. Hines noted: “I strongly believe the bank is in exceptional hands and I fully support, and have no issues with, the board’s and management’s oversight, vision, and direction. However, due to my planned personal travel, I believe it is appropriate that I tender my resignation from the corporate board and all subsidiary entities.”

“I want to thank Jeff for the selfless stewardship and support he has shown his fellow Board members and our shareholders through the years. As Vice Chair of the Board’s Audit and Compensation Committees and a member of the Board’s Corporate Governance and Nominating Committee, Jeff has shared his deep knowledge and expertise to help hone strategy and improve operations.” said Cindy Dotzel, Board Chair of Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company.

Exhibit 99.1

Mr. Hines has a long-standing history of supporting the local community, serving as Director of the Martin Memorial Library, Director of the Junior Achievement of South-Central Pennsylvania, Director of the National Association of Water Companies, and as a Trustee and Chairman of the Board of York College of Pennsylvania. Mr. Hines is also involved in leadership roles with many other civic and charitable organizations.

“The leadership of PeoplesBank and I greatly appreciate Director Hines for his service to our shareholders, our associates and our clients. As a bank focused on community building, we are privileged to have directors of Mr. Hines’ caliber on our Board.” shared Craig Kauffman, PeoplesBank’s President and CEO.

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ABOUT PEOPLESBANK, A CODORUS VALLEY COMPANY

With assets in excess of $2.4 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. For more information, visit www.peoplesbanknet.com. (NASDAQ: CVLY)

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

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